EXHIBIT 99.1

Tekmira to Host Analyst Day on November 21 in New York City

VANCOUVER, British Columbia, Nov. 5, 2014 (GLOBE NEWSWIRE) -- Tekmira Pharmaceuticals Corporation (Nasdaq:TKMR) (TSX:TKM), a leading developer of RNA interference (RNAi) therapeutics, announced today it will be hosting an Analyst and Investor Day on Friday, November 21, 2014 in New York City, NY. The presentations will be held between 9 a.m. - 1 p.m. Eastern Time (6 a.m. - 10 a.m. Pacific Time).

The event will include a corporate and financial overview by Dr. Mark Murray, Tekmira's President and CEO and Bruce Cousins, Chief Financial Officer; program development updates by Dr. Ian MacLachlan, Chief Technical Officer and Dr. Mark Kowalski, Chief Medical Officer; as well as an update on Tekmira's discovery efforts by Dr. Mike Abrams, Chief Discovery Officer.

Tekmira's executive management will be accompanied by independent, medical key opinion leaders who will present information on the therapeutic areas relevant to the Company's development programs.

Webcast Information

A live webcast of this event will be available through the investor section of Tekmira's website at www.tekmira.com. A replay of the webcast will be available approximately three hours after the meeting and can be accessed until Dec 31, 2014.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company focused on advancing novel RNAi therapeutics and providing its leading lipid nanoparticle (LNP) delivery technology to pharmaceutical and biotechnology partners. Tekmira has been working in the field of nucleic acid delivery for over a decade, and has broad intellectual property covering its delivery technology. Further information about Tekmira can be found at www.tekmira.com. Tekmira is based in Vancouver, Canada and Seattle, USA.

CONTACT: Investors
         Julie P. Rezler
         Director, Investor Relations
         Phone: 604-419-3200
         Email: jrezler@tekmira.com

         Media
         Please direct all media inquiries to: media@tekmira.com